Exhibit 99.1

PRESS RELEASE

Contact:

Nicole Estrin Associate Director of Corporate Communications & IR 650-517-8472 nestrin@nuvelo.com	Gary Titus Vice President, CFO & CAO 650-517-8375 gtitus@nuvelo.com

NUVELO REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS AND ACCOMPLISHMENTS

SAN CARLOS, Calif., May 5, 2006 – Nuvelo, Inc. (Nasdaq: NUVO) today announced first quarter 2006 financial results and accomplishments.

For the three months ended March 31, 2006, Nuvelo reported a net loss of $19.7 million or $0.40 per share compared to a net loss of $14.7 million or $0.39 per share for the same period in 2005.

Revenues for the first quarter of 2006 were $1.1 million, compared to revenues of $42,000 for the same period in 2005. The increase was primarily due to the recognition of $0.8 million of revenue from the up-front license fee of $50.0 million received from Bayer HealthCare AG (Bayer) in January 2006. The up-front license fee was recorded as deferred revenue upon receipt and is being recognized on a straight-line basis over the term of the agreement, estimated to be through September 2020, when the last significant alfimeprase-related patent expires. Any other amounts billable to Bayer for milestones achieved or for sales of alfimeprase to Bayer for use in their country-specific trials or commercial sale outside of the United States will be recognized on a similar basis. Once the development of alfimeprase has been substantially completed, any remaining deferred revenue will be recognized at that point, and any milestones and sales of alfimeprase that are billable to Bayer after that point will be recognized as earned. We are continuing to evaluate the appropriate revenue recognition for royalty payments we anticipate receiving in future years.

The increase in net loss of $5.0 million was primarily due to an increase in general and administrative expenses of $6.4 million, including $1.8 million of non-cash stock-based compensation expense related to the implementation of SFAS 123(R), a non-cash charge of $2.9 million for the quarterly revaluation of the Kingsbridge Capital Limited warrant issued in connection with our Committed Equity Financing Facility, and other expenses primarily related to the growth in our infrastructure and pre-commercialization activities for alfimeprase. The increase in research and development expenses was primarily due to increased clinical trial and drug manufacturing activity and related personnel costs, including $1.3 million of stock-based compensation expense under SFAS 123(R). These increases were largely offset by a $5.9 million increase in amounts billable to our collaboration partners under cost-sharing arrangements, primarily with Bayer. We expect to receive Bayer’s reimbursement for 40 percent of our first quarter’s alfimeprase-related global development spending in the second quarter.

As of March 31, 2006, Nuvelo had $200.3 million in cash, cash equivalents and short-term investments compared to $70.3 million at December 31, 2005. The amount as of March 31, 2006 includes the $50.0 million up-front cash payment received from Bayer in January 2006 and $112.0 million from our public offering in February 2006, after deducting underwriters’ fees and stock issuance costs of $7.6 million, in which we sold 7,475,000 shares of our common stock at a public offering price of $16.00 per share.

For the quarter ended March 31, 2006, our net cash provided by operating activities was $18.1 million, which includes the $50.0 million up-front license fee payment received from Bayer. With the $50.0 million receipt included, our Cash Burn, a non-GAAP financial measure (see definition and reconciliation below), was a $17.9 million increase in cash. Excluding the effect of this receipt, our “Cash Burn” would have been a $32.1 million decrease in cash. Key drivers behind our spending in the quarter were the ramp up of our clinical development operations for our alfimeprase Phase 3 programs in acute peripheral arterial occlusion (PAO) and catheter occlusion (CO). Additionally, we continue to incur costs associated with our ongoing programs with rNAPc2, NU206 and our thrombin inhibiting aptamer program, and we also paid $3.7 million towards the remaining deferred rent obligation under the lease for our facility in Sunnyvale, California.

“We are off to a great start with Bayer, and are working together on our global development programs including preparations for our planned Phase 2 trial in ischemic stroke, as well as collaborating on manufacturing efforts as we prepare for the commercial production of alfimeprase,” said Dr. Ted W. Love, chairman and chief executive officer of Nuvelo. “Additionally, we finished the first quarter with $200 million in cash, putting us in a position of financial strength as we progress four Phase 3 trials of alfimeprase and prepare to initiate a Phase 2 trial in ischemic stroke and a Phase 1 trial of NU206.”

Recent Corporate Accomplishments

•	Entered into a global collaboration agreement with Bayer for the worldwide development and commercialization of alfimeprase while retaining rights to alfimeprase within the United States and securing a $50 million up-front payment, up to $335 million in additional potential milestone payments, 40 percent of development funding and up to 37.5 percent in tiered royalties for sales outside of the United States;

•	Successfully completed a secondary offering with net proceeds of $112 million;

•	Initiated the second Phase 3 alfimeprase trial in patients with acute PAO, NAPA-3;

•	Initiated the second Phase 3 alfimeprase trial in patients with CO, SONOMA-3;

•	Granted fast track status by the U.S. Food and Drug Administration (FDA) for alfimeprase for the treatment of acute PAO;

•	Appointed Shelly Guyer vice president, business development and investor relations.

Upcoming Milestones

In the remainder of 2006, Nuvelo anticipates accomplishing the following:

•	Completion of the first Phase 3 alfimeprase trial in acute PAO, NAPA-2, in the second half of 2006;

•	Completion of the first Phase 3 alfimeprase trial in catheter occlusion, SONOMA-2, in the second half of 2006;

•	Initiation of a Phase 2 trial of alfimeprase in ischemic stroke in the second half of 2006;

•	Completion of a Phase 2 rNAPc2 heparin replacement study in patients with acute coronary syndromes (ACS) in the second quarter of 2006;

•	Presentation of efficacy data from our Phase 2a rNAPc2 trial and our Phase 2 heparin replacement trial in patients with ACS at a medical meeting in the second half of 2006;

•	Initiation of a Phase 1 study of NU206, which is being developed for the treatment of cancer therapy-induced mucositis in the second half of 2006.

Conference Call Information

Nuvelo will hold a conference call today at 11:30 a.m. Eastern Time (8:30 a.m. Pacific Time) to discuss this announcement. To participate in the conference call, please dial 800-706-7745 for domestic callers and 617-614-3472 for international callers and reference conference passcode, 21460095. A telephone replay of the conference call will be available through Friday, May 19, 2006. To access the replay, please dial 888-286-8010 for domestic callers and 617-801-6888 for international callers and reference conference passcode, 93591578.

This call is also being webcast by Thomson/CCBN and can be accessed at Nuvelo’s website at www.nuvelo.com or by visiting Thomson/CCBN’s StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.

About Nuvelo

Nuvelo, Inc. is dedicated to improving the lives of patients through the discovery, development and commercialization of novel drugs for acute cardiovascular and cancer therapy. Nuvelo’s development pipeline includes three acute cardiovascular programs: alfimeprase, a direct-acting thrombolytic in four Phase 3 clinical trials for the treatment of thrombotic-related disorders; rNAPc2, an anticoagulant that inhibits the factor VIIa and tissue factor protease complex in Phase 2 clinical development for acute coronary syndromes; and a thrombin inhibiting aptamer for anticoagulation during medical procedures. Nuvelo is also progressing an emerging oncology pipeline, which includes NU206 for the potential treatment of chemotherapy/radiation therapy-induced mucositis, as well as rNAPc2 for potential use as a cancer therapy. In addition, Nuvelo expects to leverage its expertise in secreted proteins and cancer antibody discovery to further expand its pipeline and create additional partnering and licensing opportunities.

Information about Nuvelo is available at our website at www.nuvelo.com or by phoning 650-517-8000.

This press release contains “forward-looking statements,” which include statements regarding the company’s anticipated use of cash in the fiscal year 2006, the Company’s success in concluding collaboration agreements for our research and development programs and the timing of any such agreements, the timing and amounts of potential Company revenues under such agreements, the timing and progress of Nuvelo’s clinical stage and internal research programs, including 2006 milestones identified above, the potential improvement or benefit that current clinical trial programs may demonstrate, and the potential commercial launch of alfimeprase, which statements are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements are based on our management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, uncertainties relating to drug discovery; clinical development processes; enrollment rates for patients in our clinical trials; changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements; the impact of competitive products and technological changes; uncertainties relating to patent protection and uncertainties relating to our ability to obtain funding. These and other factors are identified and described in more detail in Nuvelo filings with the SEC, including without limitation Nuvelo’s recent annual report on Form 10-K for the year ended December 31, 2005 and subsequent filings. We disclaim any intent or obligation to update these forward-looking statements.

NUVELO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended
	March 31, 2006	March 31, 2005
Contract revenue:	$1,065	$42

Operating expense:
Research and development	12,099	11,057
General and administrative	10,208	3,813
Loss (gain) on sale or disposal of assets	(7)	24

Total operating expenses	22,300	14,894

Operating loss	(21,235)	(14,852)

Interest expense - related party	(97)	(118)
Interest expense - other	(132)	(147)
Interest income	1,813	457
Other income (expense), net	—	(2)

Net loss	$(19,651)	$(14,662)

Basic and diluted net loss per share	$(0.40)	$(0.39)

Weighted average shares used in computing basic and diluted net loss per share	48,913	37,960

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

(unaudited)

	March 31, 2006	December 31, 2005
Cash, cash equivalents and short-term investments	$200,274	$70,336
Working capital	184,119	42,413
Total assets	248,092	108,046
Bank loans	2,647	3,032
Notes payable	4,000	4,000
Capital lease obligations	115	22
Related party line of credit	4,354	5,042
Accumulated deficit	(347,310)	(327,659)
Total stockholders’ equity	153,848	56,764

Cash Burn

We define ”Cash Burn,” a non-GAAP financial measure, as the net cash used in operating activities, as determined in accordance with GAAP, adjusted for the effects of purchases or sales of equipment, property and software, payments on debt obligations, and proceeds from the exercise of options, warrants and the employee stock purchase plan, all being determined in accordance with GAAP. We believe Cash Burn is an important measure for investors, as it indicates the rate at which we are using our total cash and investment balances in our general business activities. We also believe that the presentation of this non-GAAP financial measure will enable investors, analysts and readers of our financial statements to compare non-GAAP measures with relevant GAAP measures in all periods presented. Any non-GAAP financial measure used by us should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The calculation of Cash Burn for the quarter ended March 31, 2006 is as follows:

Three months ended March 31, 2006
(in millions)
Net cash used in (provided by) operating activities	$(18.1)
Purchases of equipment, property & software	0.5
Payments on bank loans	0.4
Payments on related party line of credit	0.7
Proceeds from exercise of options, warrants and ESPP	(1.4)

Cash Burn	$(17.9)